Filed Pursuant to Rule 433

Registration Statement No. 333-202692-01

Dated August 13, 2015

Final Term Sheet

Kansas City Power & Light Company

3.65% Notes due 2025

Issuer:	Kansas City Power & Light Company

Trade Date:	August 13, 2015

Settlement Date:	August 18, 2015 (T+3)

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa1 Standard & Poor’s Ratings Services: BBB+

Title of Securities:	3.65% Notes due 2025

Principal Amount:	$350,000,000

Maturity Date:	August 15, 2025

Interest Payment Dates:	Semi-annually on February 15 and August 15, beginning on February 15, 2016

Coupon (Interest Rate):	3.65%

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Price / Yield:	99-13 / 2.193%

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	3.693%

Price to Public:	99.644% of the principal amount, plus accrued interest, if any, from August 18, 2015, if settlement occurs after that date

Optional Redemption Provisions:

Make-Whole Call:	Prior to May 15, 2025 (the date that is three months prior to the maturity date of the notes ((the “par call date”)), redeemable at any time discounted to the date of redemption (assuming the notes matured on the par call date) at the Treasury Rate plus 25 basis points

Par Call:	On or after the par call date, redeemable at 100% of the principal amount of the notes to be redeemed

CUSIP / ISIN :	485134 BP4 / US485134BP44

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Co-Managers:	Blaylock Beal Van, LLC Loop Capital Markets LLC MFR Securities, Inc. Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.